                                                                    Exhibit 99.1

                                  NEWS RELEASE
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15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS  CORPORATION  ANNOUNCES A CONSTRUCTION  AGREEMENT WITH ROSE CONSTRUCTION
COMPANY, INC.

Lenexa, Kansas (October 6, 2005) - Elecsys Corporation (AMEX: ASY), today announced that it signed an agreement with Rose Construction Company, Inc. to build a new production and headquarters facility for the Company in Olathe,
Kansas. The Company previously announced that it was planning a new facility for both of its operating subsidiaries to allow for increases in production capacity and efficiency. The building will be located in the K.C. Road Business Park, a short distance from its current facilities, and will be approximately 60,100 sq
ft. The Company worked with the City of Olathe and has been approved for both
Industrial Revenue Bonds and a tax abatement to develop the project. The Company believes that the facility will provide room for the projected growth of its subsidiaries and anticipates moving to the new facility in Summer 2006.

Karl Gemperli, President and Chief Executive Officer, commented, "We are very excited about our new facility in Olathe and look forward to working with Rose
Construction Company and the City. We believe that the size and design of our new facility will allow for our continued growth and increase our production efficiency."

Chris Herre, President of Rose Construction Company, Inc., also added, "We are looking forward to working with the Elecsys team on this project. Their new high technology manufacturing facility will be a great addition to our K.C. Road
Business Park and we expect to break ground soon."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other

industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2005. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.